Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Huttig Building Products, Inc. Non-Employee Director Restricted Stock Plan on Form S-8 of our report dated January 20, 1999 (June 21, 1999 as to Note 10), appearing in the General Form for Registration of Securities on Form 10 (File 1-15313), as amended, of Huttig Building Products, Inc.


/s/ Deloitte & Touche LLP

St. Louis, Missouri
December 6, 1999